Exhibit 99.1

SINTX Technologies Announces the Sale of First Silicon Nitride Antipathogenic Powder to O2TODAY

[Caption: Image of O2TODAY’s mask prototype which will be available for limited pre-orders starting on July 6, 2021.]

SALT LAKE CITY, June 30, 2021 (GLOBE NEWSWIRE) - SINTX Technologies, Inc. (www.sintx.com) (NASDAQ: SINT) (“SINTX” or the “Company”), an original equipment manufacturer of silicon nitride ceramic for medical and non-medical applications, announced today it has moved into the next phase of its relationship with O2TODAY and sold the first shipment of FleX SN-AP antipathogenic silicon nitride powder to O2TODAY for integration into a proprietary line of masks and filters.

“O2TODAY announced on its website today that it is taking limited pre-orders for masks and mask filters integrated with SINTX’s antipathogenic powder,” said Dr. Sonny Bal, President and CEO at SINTX Technologies. “We share the excitement at this development, and we’ve appreciated the opportunity to collaborate on the development of O2TODAY’s products over the past year.”

SINTX is the supplier of FleX SN-AP antipathogenic silicon nitride powder to O2TODAY. The powder is used to make O2TODAY’s face masks and mask filters which were developed during a collaboration entered by the two companies in the midst of the 2020 COVID-19 pandemic. That collaboration has led to several milestones including a 2-year Technology License Agreement with a fee for the exclusive use of SINTX’s technology in face masks and mask filters, a commercial agreement on silicon nitride sales, and royalties from product sales.

SINTX continues to work with other partners to develop products with its FleX SN-AP powder. SINTX’s FleX SN-AP can rapidly inactivate a wide range of bacteria, molds, and viruses, including SARS-CoV-2, Influenza A, and H1N1. FleX SN-AP can be incorporated into many consumer products and touch surfaces, making them resistant to disease-causing microbes. The SINTX R&D team has the knowledge and expertise to create niche applications with FleX SN-AP technology to enhance your company’s products.

O2TODAY’s masks and filters with silicon nitride are expected to become available for limited pre-orders starting on July 6, 2021. For more information please visit https://o2today.com/products/sinpro or direct inquiries to info@o2today.com.

About SINTX Technologies, Inc.

SINTX Technologies is an OEM ceramics company that develops and commercializes silicon nitride for medical and non-medical applications. The core strength of SINTX Technologies is the manufacturing, research, and development of silicon nitride ceramics for external partners. The Company presently manufactures silicon nitride powders and components in its FDA registered, ISO 13485:2016 certified, and ASD9100D certified manufacturing facility.

For more information on SINTX Technologies or its silicon nitride material platform, please visit www.sintx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) that are subject to a number of risks and uncertainties. Risks and uncertainties that may cause such differences include, among other things: that O2TODAY will be able to manufacture a face mask incorporating FleX SN-AP antipathogenic silicon nitride powder and that it will be able to manufacture such face marks in commercial quantities; demand for O2TODAY’S face mask is uncertain and it may not be able to manufacture at a cost that is competitive with other face masks; no assurance can be given the O2TODAY mask and filters will become available for limited pre-orders starting July 6, 2021; volatility in the price of SINTX’s common stock; the uncertainties inherent in new product development, including the cost and time required to commercialize such product(s); market acceptance of our products once commercialized; SINTX’s ability to raise funding and other competitive developments. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 22, 2021, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Business Inquiries for SINTX:

SINTX Technologies

801.839.3502

IR@sintx.com

Media Inquiries for SINTX:

Amanda Barry

Director of PR and Content

The Summit Group

abarry@summitslc.com